EXHIBIT 99.1

Contact:	Suzanne H. Wood (336) 664-2400

OAKWOOD HOMES CORPORATION CLOSES NEW,
MULTI-YEAR CREDIT FACILITY

GREENSBORO, N.C., January 22, 2002 – Oakwood Homes Corporation (NYSE — OH) announced today that it has closed a new $55 million revolving credit facility with Foothill Capital Corporation, a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The facility matures in January 2007 and is collateralized by substantially all assets of the Company excluding raw materials inventory and loans held for sale. The agreement contains financial covenants which, among other things, specify minimum levels of tangible net worth and earnings before interest, taxes and depreciation and amortization expenses (EBITDA), and limit capital expenditures.

     Myles E. Standish, President and Chief Executive Officer, commented: “We are extremely pleased to finalize this new, five-year facility with Foothill Capital to further strengthen our liquidity and increase our financial flexibility. This facility supports outstanding letters of credit, provides additional cash borrowing capacity and will free up approximately $12 million of cash, which currently secures letters of credit. With the completion of this facility, we have replaced all the short-term debt facilities we had in place going into 2001 with new, multi-year facilities totaling $305 million. Given the difficult industry environment, we view this as a significant accomplishment.”

     Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States. The Company’s products are sold through Company-owned stores and an extensive network of independent retailers.

     This press release may contain certain forward-looking statements and information based on the beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management.

     These forward-looking statements reflect the current views of the Company with respect to future events and are subject to a number of risks, including, among others, the following: competitive industry conditions could further adversely affect sales and profitability; the Company may be unable to access sufficient capital to fund its operations; it may recognize special charges or experience increased costs in connection with its securitization or other financing activities; the Company may recognize special charges or experience increased costs in connection with restructuring activities; the Company may not realize anticipated benefits associated with its restructuring activities (including the closing of underperforming sales centers); adverse changes in governmental regulations applicable to its business could negatively impact the Company; it could suffer losses resulting from litigation (including shareholder class actions or other class action suits); the captive Bermuda reinsurance subsidiary could experience significant losses; the Company could experience increased credit losses or higher delinquency rates on loans originated; negative changes in general economic conditions could adversely impact the Company; it could lose the services of key management personnel; and any other factors that generally affect companies in these lines of business could also adversely impact the Company. Should the Company’s underlying assumptions prove incorrect or should one or more of the risks and uncertainties materialize, actual events or results may vary materially and adversely from those described herein as anticipated, expected, believed or estimated.